STOCK RESALE AGREEMENT


     THIS STOCK RESALE AGREEMENT (the "Agreement"), dated as of March 16, 1999, is by and among Signal Apparel Company, Inc., an Indiana corporation ("Signal"), Tahiti Apparel, Inc., a New Jersey corporation ("Tahiti"), Zvi Ben-Haim ("Ben-Haim"), Michael Harary ("Harary") and Ming-Yiu Chan ("Chan") (each of Ben-Haim, Harary and Chan being referred to herein as a "Stockholder" and collectively as the "Stockholders"). Any reference herein to any Stockholder shall be deemed to also include a reference to the heirs, estate and personal representatives of such Stockholder. Unless otherwise indicated herein, each capitalized term used herein but not defined herein shall have the meaning attributed to it in the Asset Purchase Agreement, dated as of December 18, 1998, by and among Signal, Tahiti, Ben-Haim and Harary (the "Asset Purchase Agreement").

                              W I T N E S S E T H :

     WHEREAS, in connection with the closing of the transactions contemplated by the Asset Purchase Agreement, Tahiti has on the date hereof received an aggregate of 13,366,316 shares (the "Shares") of common stock, par value $0.01 per share, of Signal (the "Common Stock");

     WHEREAS, it is intended that as soon as practicable Tahiti will transfer, after adjustment all of the remaining 12,266,316 Shares to the Stockholders as contemplated by the Asset Purchase Agreement; and

     WHEREAS, the parties desire to make certain representations, covenants and agreements relating to the Shares.

     NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, the parties hereto, intending to be legally bound, do hereby agree as follows:

     1. Initial Transfer by Tahiti. In accordance with Section 2.04 of the Asset Purchase Agreement, Tahiti shall Transfer (as defined in Section 2) the remaining Shares to the Stockholders and such Shares shall be subject to the restrictions set forth in this Agreement.

     2. General Restriction on Transfer of Shares. No Stockholder shall Transfer any Shares except in accordance with the terms and provisions of this Agreement. Any purported Transfer in violation of this Agreement shall be null and void and of no force and effect and the purported transferees shall have no rights or privileges in or with respect to the Shares purported to have been so transferred. Signal shall refuse to recognize any such Transfer and shall not reflect on its records any change in record ownership of such Shares purported to have been so transferred.

     For purposes of this Agreement, "Transfer" shall mean the sale, assignment, transfer, pledge, hypothecation, gift or other disposition of all or a portion of the Shares, whether pursuant to that certain Registration Rights Agreement, dated as of the date hereof, by and among Signal, Tahiti and the Stockholders, or otherwise, or the encumbrance or granting of any rights, options or interests whatsoever in such Shares.

     3. Permitted Transferees. Each of the Stockholders may Transfer in a private transaction any or all of its Shares to any Permitted Transferee (as defined below), provided that such Permitted Transferee agrees in writing to be bound by the provisions of this Agreement and to deliver, if appropriate, an appropriate investment representation for purposes of compliance with the Securities Act of 1933, as amended (the "Securities Act").

     For purposes of this Agreement, "Permitted Transferee" shall mean the Stockholders and any immediate family member of an individual Stockholder including, without limitation, any spouse or former spouse, child or trust for the benefit of such individuals, or any charitable organizations or charitable trusts.

     4. Permitted Transfers.  During each twelve (12) month period commencing on
(i) the date hereof and (ii) each of the first four (4) anniversaries of the date hereof, each Stockholder and his Permitted Transferees shall have the right to Transfer up to five percent (5%) of the Shares held by such Stockholder on the date hereof. There shall be excluded from the calculation the number of Shares as to which the Stockholder and his Permitted Transferees have the right to Transfer pursuant to the foregoing five percent (5%) limitation any of the Shares as to which a Stockholder makes a Transfer to a Permitted Transferee. In addition, the five percent (5%) limitation on a Stockholder's right to Transfer shall be cumulative so that, if, in any year during the five (5)-year period, the Stockholder and his Permitted Transferees have made Transfers aggregating less than five percent (5%) of the Shares, he and his Permitted Transferees may make a Transfer or Transfers in subsequent years, in addition to the five percent (5%) permitted for each such year, equal to the amountof the Shares in a previous twelve (12) month periods that were not transferred and which were less than the five percent (5%) per year as to which he and his Permitted Transferees were permitted to Transfer. Further, should any member of the WGI Group (as defined in Section 7hereof) Transfer shares of the Common Stock in any year in an amount greater than five percent (5%) of the shares of the Common Stock which the WGI Group (collectively) owns, the Stockholder may Transfer such additional percentage of his Shares in addition to the five percent (5%) of the Shares he is otherwise permitted to Transfer hereunder (provided, however, that this sentence shall not apply to any Transfer of shares between one member of the WGI Group and another member of the WGI Group). In addition to the "5% per year" Transfers described above, each of the Stockholders shall be permitted to make one or more Transfers of an aggregate of not more than 100,000 of his Shares during the period commencing on the date hereof and ending on the fifth anniversary of the date hereof, provided that such Transfer or Transfers are not made in an exchange for value. The Shares shall be free of all restrictions set forth in this Agreement (A) upon the expiration of such five (5) year period or
(B) if earlier with respect to any Stockholder, upon termination of such Stockholder's employment with the Company (if any) under the circumstances contemplated in Section 8(D) of the Employment Agreement (if any) between the Company and such Stockholder dated March 16, 1999.

     5. Restrictive Stock Legend. Signal shall cause each certificate of any Stockholder evidencing the Shares outstanding during the period the restrictions set forth in this Agreement are in effect to bear a legend in the following form:


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

        THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, EXCHANGED OR OTHERWISE TRANSFERRED OR DISPOSED OF EXCEPT IN COMPLIANCE WITH THE TERMS AND CONDITIONS OF THE STOCK RESALE AGREEMENT DATED MARCH 16, 1999, AS IT MAY BE AMENDED, AMONG SIGNAL APPAREL COMPANY, INC., TAHITI APPAREL, INC. ZVI BEN-HAIM. MICHAEL HARARY AND MING-YIU CHAN, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICES OF SIGNAL APPAREL COMPANY, INC.

Upon the expiration of the restrictions on Transfer set forth in this Agreement, Signal shall, upon the written request of the Stockholder, issue to the Stockholder a new certificate evidencing such shares without the legend required by this Section 5. Shares Transferred in accordance with Section 4 hereof shall be issued without such legend.

     6. Representations and Warranties of the Stockholders. Each Stockholder represents and warrants to Signal as follows: This Agreement has been duly executed and delivered by such Stockholder and constitutes the valid and binding agreement of such Stockholder, enforceable against such Stockholder in accordance with its terms.

     7. WGI Group. As used herein, the "WGI Group" shall be deemed to included WGI, LLC, Stephen Walsh, Paul R. Greenwood, any spouse or child of any member of the WGI Group who is a natural person, and any other individual or entity which is an "affiliate" of any other member of the WGI Group as defined in the regulations of the S.E.C. promulgated under the Securities Act.

     8. Notices. Any notice, demand, request, waiver, or other communication under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if personally served or sent by telecopy, on the business day after notice is delivered to a courier or mailed by express mail for next day delivery, and on the third day after mailing if mailed to the party to whom notice is given, by first class mail, registered, return receipt requested, postage prepaid and addressed as follows:

         If to Tahiti and the Stockholders, to:

                  Tahiti Apparel, Inc.
                  500 Seventh Avenue
                  New York, New York  10018
                  Att'n:  Zvi Ben-Haim and Michael Harary
                  Telecopy: (212) 354-5314
                  Telephone: (212) 944-7117


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

         with a copy to:

                  Wachtel & Masyr, LLP
                  110 East 59th Street
                  New York, NY  10022
                  Attention:  Morris Missry, Esq.
                  Telecopy: (212) 909-9500
                  Telephone: (212) 909-9490

                  and

                  Robert T. Lincoln, Esq.
                  Dunnington, Barthlow & Miller, LLP
                  666 Third Avenue
                  New York, New York  10017
                  Telecopy:  (212) 661-7769
                  Telephone:  (212) 682-8811

         If to Signal, to:

                  Signal Apparel Company, Inc.
                  500 Seventh Avenue
                  New York, New York  10018
                  Attention:  Chief Financial Officer
                  Telecopy:  (212) 354-5314
                  Telephone:  (212) 944-7117

         with a copy to:

                  Witt, Gaither & Whitaker, P.C.
                  1100 SunTrust Bank Bldg.
                  736 Market Street
                  Chattanooga, TN  37402
                  Attention:  Steven R. Barrett, Esq.
                  Telecopy:  (423) 266-4138
                  Telephone:  (423) 265-8881

     Any party may change its address for the purposes of this Section by giving written notice to the other parties hereto in accordance with the provisions hereof.

     9. Amendments, Waivers, Etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated except by an instrument in writing signed by each of the parties hereto.

     10. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties and their respective successors and assigns,


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

including, without limitation, in the case of any corporate party hereto any corporate successor by merger or otherwise.

     11. Entire Agreement. This Agreement embodies the entire agreement and understanding among the parties relating to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter. There are no representations, warranties or covenants by the parties hereto relating to such subject matter other than those expressly set forth in this Agreement.

     12. Severability. Each party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith or not to take an action consistent herewith or required hereby, the validity, legality and enforceability of the remaining provisions and obligations contained or set forth herein shall not in any way be affected or impaired thereby.

     13. Remedies Cumulative. All rights, powers and remedies provided under this Agreement, or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any right, power or remedy by such party.

     14. No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

     15. Third Party Beneficiaries. Except as expressly provided herein, this Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

     16. Governing Law. This Agreement shall be governed by, and interpreted under, the laws of the State of New York applicable to contracts made and to be performed therein without regard to conflict of laws principles.

     17. Name, Captions, Gender. The name assigned this Agreement and the section captions used herein are for convenience of reference only and shall not affect the interpretation or construction hereof. Whenever the context may require, any pronoun used herein shall include the corresponding masculine, feminine or neuter forms.

     18. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together constitute an instrument. Each counterpart may consist of a number of copies each signed by less than all, but together signed by all, the parties hereto.


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

     IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

                                     SIGNAL APPAREL COMPANY, INC.


                                     By:  /s/ Thomas McFall
                                        ---------------------------
                                        Name:  Thomas McFall
                                        Title: CEO


                                     TAHITI APPAREL, INC.


                                     By: /s/ Zvi Ben-Haim
                                        ---------------------------
                                        Name:  Zvi Ben-Haim
                                        Title:  President


                                     STOCKHOLDERS:

                                        /s/ Zvi Ben-Haim
                                        ---------------------------
                                        Zvi Ben-Haim

                                        /s/ Michael Harary
                                        ---------------------------
                                        Michael Harary

                                        /s/ Ming-Yiu Chan,
                                        by Robert T. Lincoln, Attorneyin-Fact
                                        ---------------------------
                                        Ming-Yiu Chan